EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Bancorp of New Jersey, Inc.
365 Broad Street
Bloomfield, New Jersey 07003

We consent to the incorporation by reference in Registration Statement Nos. 333-131398, 333-131397 and 333-137801 on Form S-8 filed by American Bancorp of New Jersey, Inc., of our report dated December 8, 2008, with respect to the consolidated financial statements of American Bancorp of New Jersey, Inc., and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of American Bancorp of New Jersey, Inc. for the year ended September 30, 2008.

Crowe Howarth LLP

/s/ Crowe Howarth LLP

Livingston, New Jersey
December 10, 2008